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Exhibit 12

                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)

                                   (unaudited)


                                                                                Twelve Months Ended December 31,
                                                                                --------------------------------------
                                                                                        1997                     1996
                                                                                -------------            -------------
               Income before income taxes                                             $578.5                   $441.7
                                                                                -------------            -------------
               Fixed Charges:
                   Interest and amortization on indebtedness                            64.6                     61.5
                   Portion of rents representative of the interest factor                5.6                      4.5
                                                                                -------------            -------------
               Total fixed charges                                                      70.2                     66.0
                                                                                -------------            -------------
               Total income available for fixed charges                               $648.7                   $507.7
                                                                                =============            =============
               Ratio of earnings to fixed charges                                        9.2                      7.7
                                                                                =============            =============